Exhibit 5.1

Strictly private and confidential ARRIS International Limited 20-22 Bedford Row London United Kingdom WC1R 4JS

Herbert Smith Freehills LLP
Exchange House
Primrose Street
London EC2A 2EG
T +44 (0)20 7374 8000
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www.herbertsmithfreehills.com

Our ref

2170/30972227

Your ref

Date

11 September 2015

By email and by post

Ladies and Gentlemen,

1.	INTRODUCTION and scope

1.1	We have acted as English legal advisers to ARRIS International Limited, a private limited company organised under the laws of England and Wales (the "Company"), in connection with the proposed combination of Pace plc, a public limited company organised under the laws of England and Wales ("Pace") with ARRIS Group, Inc., a Delaware Corporation ("ARRIS") whereby:

1.1.1	the Company will acquire all of the outstanding shares of Pace by means of a court-sanctioned scheme of arrangement under English law (the "Scheme of Arrangement") as set out in the scheme circular to be posted to the Pace shareholders pursuant to which Pace will become a direct wholly owned subsidiary of the Company; and

1.1.2	ARRIS will merge (the "Merger") with a subsidiary of New ARRIS, with ARRIS surviving the Merger as an indirect wholly owned subsidiary of the Company (pursuant to the Agreement and Plan of Merger dated as of April 22, 2015 (the "Merger Agreement") among (i) the Company, (ii) ARRIS, (iii) Archie U.S. Holdings LLC (a Delaware limited liability company and wholly owned subsidiary of the Company ("ARRIS Holdings")) and (iv) Archie U.S. Merger LLC (a Delaware limited liability company and wholly owned subsidiary of ARRIS Holdings).

1.2	We have been asked to give this opinion in relation to the proposed issuance by the Company of new ordinary shares, with current nominal value of £0.01 each (which is subject to change), in the capital of the Company to holders of outstanding common stock of ARRIS pursuant to the Merger Agreement (the "New Shares").

1.3	The New Shares are included in amendment no. 3 to a registration statement on Form S-4 (No. 333-205442) under the United States Securities Act of 1933 (the "Securities Act") to be filed by the Company with the United States Securities Exchange Commission (the "SEC") on or around 11 September 2015 (as may be amended from time to time, the "Registration Statement"), to which this opinion is an exhibit.

1.4	We express no opinion as to any law other than English law as applied by English courts and reported and in effect on the date of this opinion.

Date 11 September 2015 Letter to ARRIS International Limited

1.5	This opinion and any obligations arising out of or in connection with it (including non-contractual obligations) are governed by and shall be construed in accordance with English law.

1.6	This opinion is limited to the matters in paragraph 4 and does not extend, and is not to be read as extended by implication, to any other matters. No opinion is expressed as to matters of fact.

1.7	By giving this opinion we do not assume any obligation to notify you of changes in law following the date of this opinion which may affect the opinions expressed herein or to otherwise update this opinion in any respect.

1.8	This opinion is not designed to and is not likely to reveal fraud, misrepresentation, bribery or corruption by any person.

2.	DOCUMENTS AND ENQUIRIES

2.1	For the purpose of giving this opinion, we have examined the following documents:

2.1.1	the Merger Agreement;

2.1.2	a copy of amendment no. 2 to the Registration Statement as filed with the SEC on 18 August 2015;

2.1.3	a certificate dated 31 August 2015 (the "Reference Date") signed by the company secretary of the Company (the "Officer’s Certificate") relating to certain factual matters as at the Reference Date and having annexed thereto copies (certified by the company secretary as being true, complete, accurate and up-to-date in each case) of the following documents:

(A)	a copy of the certificate of incorporation and the certificate of incorporation on change of name (the "Certificates of Incorporation");

(B)	a copy of the articles of association of the Company adopted on 28 August 2015 (the "Current Articles");

(C)	the board resolutions passed by written resolution of the Company's board of directors, as the case may be, dated 22 April 2015, 12 June 2015 and 28 August 2015 (the "Completed Board Resolutions"); and

(D)	the shareholder resolutions of the Company dated 28 August 2015 (the "Completed Shareholder Resolutions);

2.1.4	draft shareholder resolutions of the Company to, inter alia, grant the board of directors of the Company the authority to issue and allot the New Shares and to re-register the Company as a public company (the "Draft Shareholder Resolutions"); and

2.1.5	draft written resolutions of the Company's board of directors to resolve, inter alia, to proceed with the issue and allotment of the New Shares pursuant to the Merger (the "Draft Board Resolutions", and together with the Completed Board Resolutions, the Completed Shareholder Resolutions and the Draft Shareholder Resolutions, the "Corporate Approvals").

2.2	For the purpose of giving this opinion, we have made the following enquiries:

2.2.1	on 11 September 2015, at 10:26 am we carried out a search of the public records of the Company held by the Companies House Direct service operated by the Registrar of Companies in England and Wales (the "Company Register Search"); and

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Date 11 September 2015 Letter to ARRIS International Limited

2.2.2	on 11 September 2015, at 10:24 am we made a telephone enquiry of the Company of the Central Registry of Winding–Up Petitions maintained by the Companies Court (the "Central Registry Search").

2.3	Except as stated above, we have not for the purpose of this opinion examined any agreements, documents or corporate records entered into by or affecting the Company or made any other enquiries concerning the Company.

3.	ASSUMPTIONS

This opinion is based upon the assumptions (which may or may not be the case) that:

3.1.1	Authenticity: all documents (including copy documents) examined by us are authentic and complete and that such documents remain accurate, up-to-date and have not been amended or any provisions thereof varied or waived;

3.1.2	Effective documents:

(A)	the Registration Statement, and any amendments thereto, will have become effective in accordance with their respective terms (and will remain effective on each date of the allotment and issue of the New Shares (the "Allotment Dates"));

(B)	the Merger is completed and becomes effective in accordance with the Merger Agreement (and will remain effective at the Allotment Dates);

(C)	the Scheme of Arrangement, and any amendments thereto, will have become effective in accordance with their respective terms (and will remain effective at the Allotment Dates); and

(D)	the Corporate Approvals authorising, inter alia, the Company to issue the New Shares, and approving the terms the Merger and the Scheme of Arrangement, were or will be (as appropriate) passed at properly convened and conducted meetings of the board or the shareholders (as the case may be), and will remain in full force and effect at the Allotment Dates;

3.1.3	Due execution: each of the documents examined by us have been duly executed and, where applicable, delivered on behalf of the Company;

3.1.4	Filings: the information disclosed by the Company Register Search and the Central Registry Search was and remains complete, accurate and up-to-date (and will remain so as at the Allotment Dates);

3.1.5	Conditions: any conditionality on the authority to allot and issue the New Shares pursuant to the Corporate Approvals, the Merger and the Scheme of Arrangement will be achieved;

3.1.6	Solvency: the Company was solvent at the time of execution and delivery of the Merger Agreement and did not become insolvent as a result of entering into the arrangements contained in the Merger Agreement and that the Company has not entered into any composition or arrangement with its creditors (or any class of them);

3.1.7	Administration etc.: no step has been taken to wind–up, strike off or dissolve the Company or to place the Company into administration and no receiver has been appointed over or in respect of the assets of the Company, nor has any analogous procedure or step been taken in any jurisdiction, which (in either case) has or have not been revealed by the searches referred to in paragraph 2.2 above;

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Date 11 September 2015 Letter to ARRIS International Limited

3.1.8	Overseas insolvency: no foreign main insolvency proceeding has been recognised in Great Britain under the Cross Border Insolvency Regulations 2006 (and it is not possible to conduct a central search in Great Britain in relation to any such proceedings) which would entitle actions in respect of any assets of the Company the subject of those foreign proceedings to be taken in Great Britain;

3.1.9	Directors: the directors of the Company have acted in good faith and have complied with their duties under all applicable laws in relation to the approval and entry into of the Merger Agreement; and

3.1.10	Misconduct etc.: no party to Merger Agreement (and no individual employed by or acting on behalf of any such party) is, or will be, engaging in criminal, misleading, deceptive or unconscionable conduct or seeking to conduct any relevant transaction or any associated activity in a manner or for a purpose not evident on the face of the Merger Agreement which might render the Merger Agreement or any transaction contemplated thereby or any associated activity illegal, void or voidable.

4.	OPINION

Based on the documents referred to in paragraph 2 and subject to the assumptions contained in paragraph 3 and to the qualifications contained in paragraph 5 and to any matters not disclosed to us, it is our opinion that the New Shares, when issued pursuant to the terms of the Merger, as contemplated by the Registration Statement, will have been duly and validly issued, be fully paid (or credited as fully paid) and not be subject to any call for the payment of further capital.

5.	QUALIFICATIONS

5.1	This opinion is subject to the qualifications contained in this section:

5.1.1	Creditors: This opinion is subject to any limitations arising from (a) bankruptcy, insolvency and liquidation, (b) reorganisation and (c) laws of general application relating to or affecting the rights of creditors.

5.1.2	Searches: The records of the Registrar of Companies and the Central Registry of Winding–Up Petitions may not be complete or up–to–date. In particular, the Central Registry of Winding–Up Petitions may not contain details of administration applications filed, or appointments recorded in or orders made by, district registries and county courts outside London. Searches at Companies House and at the Central Registry of Winding–Up Petitions are not capable of revealing whether or not a winding–up petition or a petition for the making of an administration order has been presented and, further, notice of a winding–up order or resolution, notice of an administration order and notice of the appointment of a receiver may not be filed at Companies House immediately and there may be a delay in the relevant notice appearing on the file of the company concerned.

5.1.3	Company search: A search at Companies House may not reveal whether the New Shares or any of them are subject to a charge, encumbrance or other security interest because particulars of such security interests may not be filed at Companies House immediately, there may be a delay in the relevant registration appearing on the file of the Company concerned, not all security interests are registrable, such security interests have not in fact been registered or such security interests have been created by an individual or an entity which is not registered in Great Britain.

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Date 11 September 2015 Letter to ARRIS International Limited

6.	Consent

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Herbert Smith Freehills LLP under the caption "Legal Matters" in the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC promulgated thereunder.

Yours faithfully,

/s/ Herbert Smith Freehills LLP

Herbert Smith Freehills LLP

Herbert Smith Freehills LLP and its subsidiaries and Herbert Smith Freehills, an Australian Partnership, are separate member firms of the international legal practice known as Herbert Smith Freehills.

Herbert Smith Freehills LLP is a limited liability partnership registered in England and Wales with registered number OC310989. It is authorised and regulated by the Solicitors' Regulation Authority of England and Wales. A list of the members and their professional qualifications is open to inspection at the registered office, Exchange House, Primrose Street, London EC2A 2EG. We use the word partner of Herbert Smith Freehills LLP to refer to a member of Herbert Smith Freehills LLP, or an employee or consultant with equivalent standing and qualifications.

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